Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Computer Task Group, Incorporated:

We consent to the incorporation by reference in the registration statements No. 333-39936, 333-51162, 333-66766, 333-91148, 333-118314, 333-143080, 333-152827, 333-167461, 333-167462, 333-183206, 333-197925, 333-206219, and 333-219911on Form S-8 of Computer Task Group, Incorporated of our report dated March 15, 2019, with respect to the consolidated balance sheets of Computer Task Group, Incorporated as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income(loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Computer Task Group, Incorporated.

Our report dated March 15, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, contains an explanatory paragraph that states the Company acquired Soft Company on February 15, 2018, and management excluded from its assessment of the effectiveness of internal control over financial reporting as of December 31, 2018, Soft Company’s internal control over financial reporting associated with assets representing $26.7 million of consolidated assets (of which $17.6 million represents goodwill and intangible assets included in the scope of the assessment), and revenues representing $27.3 million of consolidated revenues included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018.  Our audit of internal control over financial reporting of Computer Task Group, Incorporated also excluded an evaluation of the internal control over financial reporting of Soft Company.

/s/ KPMG LLP

Buffalo, New York

March 15, 2019